Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

PRESS RELEASE

DATE:	May 10, 2004

CONTACT:	David Richards, Chief Financial Officer, 949-595-7200 www.endologix.com

Endologix, Inc. Reports
1st Quarter 2004 Results

Irvine, CA — May 10, 2004 — Endologix, Inc., (NASDAQ: ELGX), developer and manufacturer of the PowerLink® System endoluminal stent graft (ELG) for the minimally invasive treatment for abdominal aortic aneurysms (AAAs), today reported financial results for the first quarter of 2004.

Paul McCormick, Endologix’s president and CEO, said, “We made great progress this quarter. Through a private equity offering in March, we sold 3,200,000 common shares for gross proceeds of $16.3 million ($15.4 million, net of expenses), bringing our total cash, cash equivalents and marketable securities at the end of March to $28.9 million. We believe this will provide the necessary funds for a focused U.S. product launch later this year, as well as to support further research and development.”

As we anticipated, total revenues declined to $820,000 in the first quarter of 2004, compared to $1.2 million in the same period of 2003 due primarily to the decrease in Guidant product licensing royalties as competition from drug-coated stent products and the introduction of non-licensed competing products adversely affected license revenue.

Total operating expenses increased to $2.6 million in the first quarter of 2004, compared to $2.3 million in the first quarter of 2003. After taking into account a $468,000 reimbursement of legal costs by Jomed-Endosonics in the first quarter of 2003, which reduced general and administrative expenses, total operating expenses for the first quarter of 2004 were lower than in first quarter of 2003.

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. The Company’s PowerLink System is an endoluminal stent graft for treating AAA. AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured abdominal aortic aneurysms is approximately 75%, making it the 13th leading cause of death in the United States. Additional information can be found on the Company’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including reduction of Company revenue resulting from declines in sales of Guidant’s royalty-bearing products, and the unpredictability of clinical trials and regulatory approval, changes in future economic, competitive and market conditions, uncertainty of acceptance in the marketplace and future business decisions, adequacy of financial resources to support operations after December 31, 2004 and our ability to raise capital, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, and the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

     {ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2004
Revenues:
Product	$490	$343
License	672	477

Total revenues	1,162	820
Cost of product sales	257	243

Gross profit	905	577
Operating expenses:
Research, development and clinical	1,846	1,444
Marketing and sales	283	391
General and administrative	138	779
Minority interest	(17)	—

Total operating expenses	2,250	2,614

Loss from operations	(1,345)	(2,037)

Other income (expense):
Interest income	154	54
Gain on sale of assets	3	3
Other income (expense)	(2)	7

Total other income	155	64

Net loss	$(1,190)	$(1,973)

Basic and diluted loss per share	$(0.05)	$(0.07)

Shares used in computing basic and diluted loss per share	24,047	29,273

     {ENDOLOGIX, INC. LOGO}

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	March 31,
	2003	2004
ASSETS
Cash, cash equivalents and marketable securities	$12,568	$27,339
Accounts receivable, net	239	263
Other receivables	656	507
Inventories	2,780	2,854
Other current assets	245	463

Total current assets	16,488	31,426
Property and equipment, net	141	132
Marketable securities	211	1,552
Goodwill and other intangibles, net	18,136	17,784
Other assets	367	28

Total Assets	$35,343	$50,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$1,468	$2,112

Total current liabilities	1,468	2,112
Accrued compensation	—	49

Total liabilities	1,468	2,161
Stockholders’ equity	33,875	48,761

Total Liabilities and Stockholders’ Equity	$35,343	$50,922

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